Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces Fiscal 2022 First Quarter Financial Results
--- First quarter software and products revenue up 7% year over year ---
--- Annualized recurring revenue (ARR) up 13% year over year ---
--- $90 million of share repurchases ---

First quarter highlights include:

First quarter
GAAP Results:
Revenues	$183.4 million
Income from Operations (EBIT)	$15.5 million
EBIT Margin	8.4%
Diluted Earnings Per Share	$0.29

Non-GAAP Results:
Income from Operations (EBIT)	$41.0 million
EBIT Margin	22.4%
Diluted Earnings Per Share	$0.62

Tinton Falls, N.J. – July 27, 2021 – Commvault [NASDAQ: CVLT] today announced its financial results for the first quarter ended June 30, 2021.

“We are pleased that the momentum from the prior fiscal year continued into our first quarter,” said Sanjay Mirchandani, President and CEO. “We remain confident that our transformation has put us in position to thrive in a post-pandemic world and achieve the financial targets laid out in January.”
Total revenues for the first quarter of fiscal 2022 were $183.4 million, an increase of 6% year over year. Total recurring revenue was $142.2 million, representing 78% of total revenue.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $532.8 million as of June 30, 2021, up 13% from June 30, 2020.

Software and products revenue was $82.2 million, an increase of 7% year over year. The year over year increase in software and products revenue was driven by a 23% increase in revenue from portfolio deals (deals less than $0.1 million in software and products revenue).

Larger deal revenue (deals with greater than $0.1 million and software and products revenue) represented 69% of our software and products revenue in the three months ended June 30, 2021. The number of larger deal revenue transactions increased 34% year over year to 185 deals for the three months ended June 30, 2021. The average dollar amount of larger deal revenue transactions was approximately $305,000.

Services revenue in the quarter was $101.3 million, an increase of 5% year over year.

On a GAAP basis, income from operations (EBIT) was $15.5 million for the first quarter compared to $6.7 million in the prior year. Non-GAAP EBIT was $41.0 million in the quarter compared to $32.5 million in the prior year.

Operating cash flow totaled $37.2 million for the first quarter of fiscal 2022 compared to $15.3 million in the prior year quarter. Total cash and short-term investments were $359.1 million as of June 30, 2021 compared to $397.2 million as of March 31, 2021.

During the first quarter of fiscal 2022, Commvault repurchased 1,249,200 shares of its common stock totaling $90.0 million at an average price of approximately $72.08 per share.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards as well as restructuring costs. Commvault has also excluded certain costs related to key employees of Hedvig and, for fiscal year 2021, the noncash amortization of intangible assets from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for the limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, July 27, 2021 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). The live webcast can be accessed under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is the recognized leader in data backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,600 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2021 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Commvault HyperScale, ScaleProtect, Commvault OnePass, Unified Data Management, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, Commvault Command Center, Hedvig, Universal Data Plane, the “Cube” logo, Metallic, the “M Wave” logo, Be Ready and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2021	2020
Revenues:
Software and products	$82,162	$76,554
Services	101,259	96,446
Total revenues	183,421	173,000
Cost of revenues:
Software and products	2,306	5,847
Services	22,969	18,704
Total cost of revenues	25,275	24,551
Gross margin	158,146	148,449
Operating expenses:
Sales and marketing	76,361	81,676
Research and development	36,135	31,142
General and administrative	26,429	21,559
Restructuring	1,446	2,324
Depreciation and amortization	2,281	5,065
Total operating expenses	142,652	141,766
Income from operations	15,494	6,683
Interest income	134	343
Income before income taxes	15,628	7,026
Income tax expense	1,731	4,743
Net income	$13,897	$2,283
Net income per common share:
Basic	$0.30	$0.05
Diluted	$0.29	$0.05
Weighted average common shares outstanding:
Basic	46,180	46,191
Diluted	48,167	46,503

Table II

Commvault Systems, Inc.

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$359,149	$397,237
Trade accounts receivable, net	158,862	188,126
Other current assets	23,868	22,237
Total current assets	541,879	607,600

Property and equipment, net	111,778	112,779
Operating lease assets	19,666	20,778
Deferred commissions cost	40,352	38,444
Goodwill	112,435	112,435
Other assets	13,278	12,137
Total assets	$839,388	$904,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$136	$374
Accrued liabilities	87,141	112,148
Current portion of operating lease liabilities	7,263	7,469
Deferred revenue	252,743	253,211
Total current liabilities	347,283	373,202

Deferred revenue, less current portion	120,915	119,231
Deferred tax liabilities, net	762	761
Long-term operating lease liabilities	14,351	15,419
Other liabilities	1,539	1,526

Total stockholders’ equity	354,538	394,034
Total liabilities and stockholders’ equity	$839,388	$904,173

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$13,897	$2,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,593	5,378
Noncash stock-based compensation	21,811	18,951
Amortization of deferred commissions cost	4,166	4,567
Impairment of operating lease assets	—	467
Changes in operating assets and liabilities:
Trade accounts receivable, net	34,054	(11,384)
Operating lease assets and liabilities, net	(153)	(520)
Other current assets and Other assets	(7,594)	7,289
Deferred commissions cost	(5,941)	(5,646)
Accounts payable	(241)	(159)
Accrued liabilities	(26,067)	(7,699)
Deferred revenue	669	(543)
Other liabilities	17	2,301
Net cash provided by operating activities	37,211	15,285
Cash flows from investing activities
Proceeds from maturity of short-term investments	—	32,800
Purchase of property and equipment, net	(1,442)	(1,643)
Net cash provided by (used in) investing activities	(1,442)	31,157
Cash flows from financing activities
Repurchase of common stock	(90,048)	—
Proceeds from stock-based compensation plans	15,435	231
Net cash provided by (used in) financing activities	(74,613)	231
Effects of exchange rate — changes in cash	756	2,677
Net increase (decrease) in cash, cash equivalents and restricted cash	(38,088)	49,350
Cash, cash equivalents and restricted cash at beginning of period	397,237	296,082
Cash, cash equivalents and restricted cash at end of period	$359,149	$345,432

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2021	2020
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$15,494	$6,683
Noncash stock-based compensation (1)	21,689	18,894
FICA and payroll tax expense related to stock-based compensation (2)	963	332
Restructuring (3)	1,446	2,324
Hedvig deferred payments (4)	1,406	1,406
Amortization of intangible assets (5)	—	2,825
Non-GAAP income from operations	$40,998	$32,464

GAAP net income	$13,897	$2,283
Noncash stock-based compensation (1)	21,689	18,894
FICA and payroll tax expense related to stock-based compensation (2)	963	332
Restructuring (3)	1,446	2,324
Hedvig deferred payments (4)	1,406	1,406
Amortization of intangible assets (5)	—	2,825
Non-GAAP provision for income taxes adjustment (6)	(9,375)	(4,115)
Non-GAAP net income	$30,026	$23,949

Diluted weighted average shares outstanding	48,167	46,503
Non-GAAP diluted earnings per share	$0.62	$0.51

	Three Months Ended June 30,
	2021	2020
Subscription software and products revenue	$49,518	$51,194
Perpetual software and products revenue	32,644	25,360
Total software and products revenue	$82,162	$76,554
Subscription as a % of total software and products revenue	60%	67%

	Three Months Ended June 30,
	2021	2020
Subscription software and products revenue	$49,518	$51,194
Recurring support and services revenue	92,650	89,897
Total recurring revenue	$142,168	$141,091
Percentage of total revenues	78%	82%

Perpetual software and products revenue	$32,644	$25,360
Non-recurring services revenue	8,609	6,549
Total non-recurring revenue	$41,253	$31,909
Percentage of total revenues	22%	18%

Total Revenue (7)	$183,421	$173,000

	Measures at period ending ($000s)
	June 30, 2020	March 31, 2021	June 30, 2021
Annualized Recurring Revenue (8)	$471,608	$517,948	$532,849

	Three Months Ended June 30, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$51,787	$21,341	$9,034	$82,162
Customer Support Revenue	51,874	26,774	10,321	88,969
Other Services Revenue	7,310	3,428	1,552	12,290
Total Revenue	$110,971	$51,543	$20,907	$183,421

	Three Months Ended June 30, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$50,645	$18,795	$7,114	$76,554
Customer Support Revenue	55,238	23,310	10,095	88,643
Other Services Revenue	4,113	2,555	1,135	7,803
Total Revenue	$109,996	$44,660	$18,344	$173,000

	Three Months Ended June 30, 2021
	Sequential	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$82,162	$82,162
Adjustment for currency impact	(275)	(3,080)
Non-GAAP software and products revenue on a constant currency basis (9)	$81,887	$79,082

	Three Months Ended June 30, 2021
	Sequential	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$101,259	$101,259
Adjustment for currency impact	(180)	(4,450)
Non-GAAP services revenue on a constant currency basis (9)	$101,079	$96,809

	Three Months Ended June 30, 2021
	Sequential	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$183,421	$183,421
Adjustment for currency impact	(455)	(7,530)
Non-GAAP total revenues on a constant currency basis (9)	$182,966	$175,891

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended June 30,
	2021	2020
Cost of services revenue	$1,185	$666
Sales and marketing	7,308	7,204
Research and development	7,185	5,941
General and administrative	6,011	5,083
Stock-based compensation expense	$21,689	$18,894

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments are proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)Represents noncash amortization of intangible assets.

(6)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(7)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations. This line also includes revenue from software-as-a-service arrangements.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic, Commvault's software-as-a-service offering is recognized over time as services revenue.

(8)        Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts will be annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(9)     Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2022. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.